Exhibit 10.3

FORD MOTOR COMPANY
SELECT RETIREMENT PLAN
Amended and Restated Effective as of March 14, 2024

Section 1. Introduction

On June 9, 1994, the Company established this Plan for the purpose of providing voluntary retirement incentives to selected Company employees on U.S. payroll who are assigned to Leadership Levels One through Five, or the equivalents of such Leadership Levels, constituting a select group of management or highly compensated employees. Effective March 14, 2024, this Plan is closed to new entrants.

Section 2. Definitions

As used in the Plan, the following terms shall have the following meanings, respectively:

2.01“Affiliate” shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

2.02“BEP” shall mean the Ford Motor Company Benefit Equalization Plan, as amended.

2.03“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.04“Committee” shall mean Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer’s functional equivalent), and such person or persons to whom the Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer delegate authority to administer the Plan.

2.05“Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.06“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Ford Motor Company.

2.07“Contributory Service” shall mean, without duplication, the Eligible Executive’s years and any fractional year of contributory service under the GRP at the earlier of the Eligible Executive’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.

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2.08“Credited Service” shall mean, without duplication, the Eligible Executive’s years and any fractional year of credited service under the GRP or any other retirement plan to which the Company contributes at the earlier of the Eligible Executive’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.

2.09“DB SERP” shall mean the Ford Motor Company Defined Benefit Supplemental Executive Retirement Plan, as amended.

2.10“DEP” shall mean the Ford Motor Credit Company Deferred Equalization Plan, as amended.

2.11“DEP Select Benefits” shall mean the benefits described in Section 4.04.

2.12“Eligible Executive(s)” shall mean a full time U.S. Company employee who:

        (i)    was hired or rehired prior to January 1, 2004,

        (ii)    is at least age 55, taking into consideration the three additional years of age provided under this Plan, as of the Retirement Effective Date,

        (iii)    who has at least ten years of Credited Service, taking into consideration the three additional years of service provided under this Plan, as of the Retirement Effective Date,

        (iv)    is selected by the Company to participate in the Select Retirement Plan,
        (v)    is in good standing as of the last day of employment,

        (vi) is assigned to Leadership Level One or Two of the Company, or the equivalents of such Leadership Levels, as of March 14, 2024 and at all times thereafter; and

        (vii)     is on U.S. payroll as of March 14, 2024.

    In addition to the eligibility requirements above, to receive a Select Benefit under this Plan, the executive must meet eligibility requirements defined under the Retirement Plans to which the Select Benefit relates after adding three years to such employees’ attained age and service required for determining eligibility under the applicable Retirement Plan.

2.13“Eligible Surviving Spouse” shall mean an individual to whom a Retired Executive legally is married under the laws of the state or foreign jurisdiction where the marriage took place prior to such Retired Executive’s benefit commencement date and for at least one year as of the date of the Retired Executive’s death.

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2.14“ESAP” shall mean the Ford Motor Company Executive Separation Allowance Plan, as amended

2.15“ESAP Select Benefit(s)” shall mean the benefits described in Section 4.03

2.16“Final Average Monthly Salary” shall mean “Final Average Monthly Salary” as defined in the GRP.

2.17“Final Five Year Average Base Salary” shall mean the average of the final five year-end Monthly Base Salaries immediately preceding the earlier of the Eligible Executive’s Retirement Effective Date, or the first date after the Freeze Date.

2.18“Freeze Date” shall mean the later of December 31, 2019, or the end of the month during which the Eligible Executive reaches 35 years of Credited Service.

2.19“GRP” shall mean the Ford Motor Company General Retirement Plan, as amended.

2.20“GRP Select Benefit(s)” shall mean the monthly benefits described in Section 4.01.

2.21“Monthly Base Salary” shall mean the monthly base salary paid to an Eligible Executive on December 31, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3) applies, or (ii) which provides for the elective deferral of compensation. It does not include supplemental compensation or any other kind of extra or additional compensation.

2.22“Named Executive Officer(s)” shall mean any Chief Executive Officer that served during the last completed fiscal year, any Chief Financial Officer that served during the last completed fiscal year, the next three most highly compensation executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among the most three highly compensated executive officers had they been executive officers at the end of the previous fiscal year end.

2.23“Plan” shall mean the Ford Motor Company Select Retirement Plan, as amended.

2.24“Plan Administrator” shall mean such person or persons to whom the Committee shall delegate authority to administer the Plan, who does not already act as a Committee member.

2.25“Retired Executive” shall mean an Eligible Executive who has a Separation From Service from the Company under the terms and conditions of this Plan on the Retirement Effective Date.

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2.26“Retirement Effective Date” shall mean the first day of the month immediately following or coincident with an Eligible Executive’s date of Separation From Service as designated by the Company.

2.27“Retirement Plans” shall mean the GRP, the BEP, the DB SERP, the ESAP and the DEP.

2.28“Salary” shall mean salary at the basic salary rate without regard to the Code Section 401(a)(17) limit and not including supplemental compensation, premiums, pay for overtime, or any other kind of extra or additional compensation.

2.29“Select Benefits” shall mean the retirement benefits described in Section 4.

2.30“Separation From Service” shall be determined to have occurred on the date on which an Eligible Executive incurs a “separation from service” within the meaning of Code Section 409A.

2.31“DB SERP Select Benefits” shall mean the benefits described in Section 4.02.

2.32“Special Select Benefits” shall mean the benefits described in Section 4.05.

2.33“Specified Employee” shall mean an employee of the Company who is a “Key Employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of “Specified Employee” on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.34“Subsidiary” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

Section 3. Agreement to Participate

3.01Effective Agreement. To participate in the Plan, an Eligible Executive must submit to the Company a completed and signed agreement prior to receiving such Select Benefits. The Company shall provide the applicable form agreement for this purpose and no other agreement form shall be used for this purpose.
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3.02Revocation of Agreements. An Eligible Executive may revoke an agreement provided in accordance with Section 3.01 by giving written notice to the Company no later than seven (7) days after the date on which the Eligible Executive submitted a signed agreement to the Company in accordance with Section 3.01. The Company shall provide a revocation form for this purpose and no other revocation or form shall be used for this purpose.

Section 4. Calculation of Select Benefits

4.01    GRP Select Benefits. The GRP Select Benefit payable to a Retired Executive shall be a monthly benefit in an amount equal to the difference between (X) and (Y) where (X) is the monthly GRP benefit for such Retired Executive, determined under the terms of the GRP in effect as of the Retirement Effective Date after giving effect to the following adjustments:

•Add three years to the Retired Executive's attained age as of the Retirement Effective Date only for the purpose of determining the supplement rates and applicable early retirement reduction factors set forth in Appendices C and G, respectively, to the GRP; and
•Add three years to the Retired Executive's years of Credited Service and Contributory Service as of the Retirement Effective Date, without the requirement of employee contributions. For commencements after December 31, 2019, Credited Service and Contributory Service are limited to the years of service as of the Freeze Date, including any additional years provided in this paragraph; and
•If service is provided under the immediately preceding paragraph, the Final Average Monthly Salary for a Retired Executive under the terms of this Plan shall be determined as if the Retired Executive had been a contributing member and received Contributory Service for up to three additional years after the Retirement Effective Date at the Retired Executive's Salary in effect as of the date immediately preceding the Retirement Effective Date;

and (Y) is the monthly GRP benefit for such Retired Executive determined under the terms of the GRP in effect as of the Retirement Effective Date, without regard to limitations imposed by Code Sections 415 and 401(a)(17), regardless of whether an application for GRP benefits has been submitted or actual GRP benefit payments to the Retired Executive have commenced or been paid in full in a lump sum payment.

The GRP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the monthly GRP benefit determined as provided above for such Retired Executive under the
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terms of the GRP in effect as of the Retirement Effective Date. If the Retired Executive's benefit under the GRP is re-determined at Age 62 and One Month, the GRP Select Benefit shall be redetermined and adjusted such that the GRP Select Benefit shall be an amount equal to at least a fifteen percent (15%) improvement to the GRP benefit re-determined under the terms of the GRP then in effect as of the redetermination date. If the Retired Executive commences receiving a GRP benefit on or after the date on which the Retired Executive attains age 65, specifically relating to deferral of commencement or late retirement, the GRP Select Benefit shall be determined or re-determined, as applicable, such that the GRP Select Benefit shall be an amount equal to at least a fifteen percent (15%) improvement to the GRP benefit determined as of the commencement date.
For purposes of determining the amount of a Retired Executive's GRP Select Benefit, the Retired Executive shall be treated as if the Retired Executive elected to receive a GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP if married as of the Retirement Effective Date, or the single life annuity form of benefit under the GRP if unmarried (including, a divorced or widowed Retired Executive) as of the Retirement Effective Date. The amount of any GRP Select Benefit payable to a Retired Executive whose benefit under the ESAP is not offset or reduced by the amount of any GRP benefit payable to such Retired Executive prior to age 65 shall be increased upon the Retired Executive's attainment of age 65 to reflect an unreduced normal retirement benefit under the GRP.

    4.02    DB SERP Select Benefits. The DB SERP Select Benefit applicable to a Retired Executive who is otherwise eligible, or who becomes eligible, for a DB SERP benefit under the terms of the DB SERP in effect as of the Retirement Effective Date shall be an amount equal to the difference between (X) and (Y) where (X) is the DB SERP benefit determined under the terms of the DB SERP after giving effect to the following adjustments:

•Add three years to the Retired Executive's attained age as of the Retirement Effective Date; and
•Add three years to Credited Service and years at the current Leadership Level as of the Retired Executive’s Retirement Effective Date. For commencements after December 31, 2019, Credited Service is limited to the years of service as of the Freeze Date, including any additional years provided in this paragraph; and
•If service is provided under the immediately preceding paragraph, the Final Five Year Average Base Salary for a Retired Executive under the terms of this Plan shall be determined as if the Retired Executive had continued to receive Credited Service for up to three additional years after the Retirement Effective Date at the Retired Executive's Monthly Base Salary;
and (Y) is the DB SERP benefit determined under the terms of the DB SERP in effect as of the Retirement Effective Date.
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The DB SERP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the DB SERP benefit determined under the terms of the DB SERP in effect as of the Retirement Effective Date.

    4.03    ESAP Select Benefits. The ESAP Select Benefit applicable to a Retired Executive who is otherwise eligible, or who becomes eligible, for an ESAP benefit under the terms of the ESAP in effect as of the Retirement Effective Date shall be an amount equal to the difference between (X) and (Y) where (X) is the ESAP benefit determined under the terms of the ESAP in effect as of the Retirement Effective Date after giving effect to the following adjustments:

•Add three years to the Retired Executive's attained age as of the Retirement Effective Date; and
•Add three years to Credited Service, Contributory Service (without the requirement of employee contributions) and years at the current Leadership Level to the Retired Executive's years of service as of the Retirement Effective Date. For commencements after December 31, 2019, Credited Service and Contributory Service are limited to the years of service as of the Freeze Date, including any additional years provided in this paragraph.

and (Y) is the ESAP benefit calculated under the terms of the ESAP in effect as of the Retirement Effective Date.

The ESAP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the ESAP benefit determined under the terms of the ESAP in effect as of the Retirement Effective Date.

The amount of any ESAP Select Benefit payable determined for any Leadership Level One or Two Employee (or such employee's Eligible Surviving Spouse) shall be reduced in accordance with the provisions of the ESAP.

4.04    DEP Select Benefits. The DEP Select Benefit applicable to a Retired Executive who is otherwise eligible for a DEP benefit under the terms of the DEP in effect as of the Retirement Effective Date, shall be an amount equal to the difference between (X) and (Y) where (X) is the DEP benefit determined under the terms of the DEP after adjusting Final Average Monthly Salary as if the Retired Executive had been a Contributing member and received Contributory Service for three additional years after the Retirement Effective Date at the Retired Executive's Salary and (Y) is the DEP benefit determined under the terms of the DEP in effect as of the Retirement Effective Date.

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4.05    Special Select Benefits. In addition to any other Select Benefits provided under this Plan, the Company may, in its sole discretion, provide Special Select Benefits to certain Eligible Executives. Special Select Benefits provided to Eligible Executives whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Select Benefits provided to Eligible Executives who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office. Any Special Select Benefits provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Section 5.

Section 5. Payment of Select Benefits

5.01    Except as otherwise provided herein, payment of Select Benefits determined under Section 4 shall commence on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Executive has a Separation From Service.

5.02    Select Benefits shall be payable monthly from the Company's general funds.

5.03    Notwithstanding any other provision of the Plan to the contrary, but subject to the earning out provision of Section 7, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Select Benefit to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following such Specified Employee's Separation From Service. Any Select Benefits to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service. Any payment delayed under this Section shall not bear interest.

5.04    Payments to a Retired Executive shall cease at the end of the month in which the Retired Executive dies. Except as otherwise provided herein, survivor benefits, if any, payable with respect to any Select Benefits provided under this Plan shall be paid as follows:

(a)GRP Select Benefits. Survivor benefits payable with respect to GRP Select Benefits shall be paid monthly to an Eligible Surviving Spouse as determined in accordance with Section 4.01. GRP Select Benefits payable to a Retired Executive's Eligible Surviving Spouse shall commence as soon as reasonably practicable following the date of such Retired Executive's death, and continue until the death of the Eligible Surviving Spouse.

(b)DB SERP Select Benefits. Survivor benefits are payable, with respect to DB SERP Select Benefits, in accordance with the terms of the DB SERP.

(c)ESAP Select Benefits. In the event of death of a Retired Executive prior to attaining age 65, or in the event of death on or after January 1, 1981 of an Eligible Executive who (a) has not has a Separation From Service, (b)
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has at least five years of service at the Leadership Level One or Two, or its equivalent, has at least ten years of contributory membership in the GRP, and is at least age 55, ESAP Select Benefit payments shall be made to such Retired Executive's or Eligible Executive's, as applicable, Eligible Surviving Spouse, if any. Such payments shall commence as soon as reasonably practicable following the date of such Retired Executive' s or Eligible Executive's death, and continue until the earlier of the death of such Eligible Surviving Spouse, or the end of the month in which such Retired Executive or Eligible Executive, as applicable, would have attained age 65.

(d)DEP Select Benefits. Survivor benefits payable with respect to DEP Select Benefits shall be paid monthly to an Eligible Surviving Spouse as determined in accordance with Section 4.04. DEP Select Benefits payable to a Retired Executive's Eligible Surviving Spouse shall commence as soon as reasonably practicable following the date of such Retired Executive's death, and continue until the death of the Eligible Surviving Spouse.

Section 6. Reduction of Minimum Age Eligibility Requirement

    6.01    Under Age 55 Select Benefits. For an Eligible Executive who becomes eligible to receive a GRP Select Benefit prior to age 55 and prior to obtaining 30 years of Credited Service, the GRP Select Benefit shall be payable exclusively under this Plan until such Eligible Executive reaches age 55. When a benefit becomes payable at age 55 to the Eligible Executive under the GRP, the amount of the GRP Select Benefits shall be reduced by the benefit amount payable at age 55 from the GRP and the BEP. If the Eligible Executive is paid a lump sum, or an immediate annuity equivalence of a lump sum, under the GRP, the GRP Select Benefit at age 55 will be reduced by the amount of the monthly GRP and BEP annuity that otherwise would have been payable at age 55.

        Select Benefits payable as a result of an Eligible Executive being selected to receive Select Benefits prior to age 55 are not an acceleration of benefits under this Plan in violation of Code Section 409A.

    6.02    Subsidiary Retirement Plans. If an Eligible Executive under age 55 would have become eligible for a regular early retirement benefit from a Subsidiary's retirement plan if the Eligible Executive had remained in Subsidiary employment until the minimum age or service eligibility requirements under such Subsidiary's plan were met, this Plan shall pay an additional benefit in an amount equal to the Subsidiary early retirement benefit that would have been paid if the minimum eligibility requirements had been met on the Retirement Effective Date. The payment shall cease at such time as the regular early retirement benefit from the Subsidiary's plan becomes payable. If the Subsidiary's plan shall pay only a deferred vested benefit at age 55, payment of any Select Benefit provided under this Plan to an Eligible Executive shall be reduced by the amount of the deferred vested or survivor's benefit payable under such Subsidiary plan. Select Benefits provided under this Plan to an Eligible Executive shall cease upon the Eligible Executive's death. Survivor benefits, if any, shall cease upon the Eligible Surviving Spouse's death. The amounts payable pursuant to this paragraph shall be in addition to any other Select Benefits that otherwise may be payable under this Plan.

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Section 7. Earning Out Conditions

Notwithstanding anything in the Plan to the contrary, the right of any Retired Executive to receive Select Benefits payments hereunder for any month shall accrue, and such payments shall be payable (subject to Section 5), only if, during the entire period from the date of such Retired Executive’s Separation From Service to the end of such month in which payment otherwise would be made, such Retired Executive shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof.

In the event of a Retired Executive’s nonfulfillment of the condition set forth in the immediately preceding paragraph, no further payment shall be paid to such Retired Executive or Eligible Surviving Spouse; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of, or subsequent to, termination of the Retired Executive’s employment) be waived in the following manner:

(1)with respect to any such Retired Executive who, at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, such waiver may be granted by the Compensation Committee upon its determination, in its sole discretion, that there shall not have been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition; and

(2)with respect to any other such Retired Executive, such waiver may be granted by the Committee upon its determination, in its sole discretion, that there shall not have been and will not be any such substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition.

Notwithstanding anything to the contrary herein, Select Benefit payments shall not be paid to, or with respect to, any person as to whom it has been determined that such person at any time (whether before, or subsequent to, termination of the Retired Executive’s employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation Committee with respect to any Retired Executive who, at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, and (ii) the Committee with respect to any other Retired Executive, and shall apply to any amounts payable after the date of the applicable committee’s action hereunder, regardless of whether the Retired Executive has commenced receiving Select Benefits. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the preceding paragraphs of this Section and shall not be subject to any determination under this paragraph.

Section 8. General Provisions

8.01Plan Administration and Interpretation.

(a)Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to any person under the Plan, and no person shall be eligible for any benefit under the Plan that would be inconsistent with such terms.

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(b)Except as otherwise provided, full authority to administer and interpret this Plan shall be vested in the Committee. The Committee is authorized, in its sole discretion, from time to time, to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such actions in connection with, the Plan as it deems necessary or advisable. Each determination, interpretation, or other action hereunder by the Committee shall be final, binding and conclusive upon all persons for all purposes under the Plan. The Committee may act, in its sole discretion, to delegate administrative and interpretative authority under this Section to the Plan Administrator.

(c)In the event that an Article, Section or paragraph of the Code, Treasury Regulations, or Retirement Plans is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

8.02Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer’s functional equivalent) may act individually to delegate authority to administrative personnel for purposes of paying benefits under the Plan to any person.

8.03Deductions. The Company may deduct from any payment of Select Benefits to a Retired Executive or Eligible Surviving Spouse any and all amounts owed to it by such Retired Executive, Eligible Surviving Spouse, or any person, for any reason, and all taxes required by law or government regulation to be deducted or withheld.

8.04Tax Liabilities. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of Select Benefits provided under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

8.05No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Eligible Executives; it is not a part of any contract of employment. No Eligible Executive, Retired Executive, Eligible Surviving Spouse or any other person shall have any legal or other right to any benefit under this Plan.

8.06No Company Reemployment. A Retired Executive shall not be eligible for reemployment by the Company either directly or indirectly through an agency or otherwise. This includes, but is not limited to, employment of a Retired Executive by the Company as a supplemental employee, independent contractor, consultant, advisor, or agency employee, regardless of the length of employment. It also includes employment of a Retired Executive by a sole or single source supplier to the Company, or employment by any supplier of the Company if the responsibilities of the Retired Executive relate primarily to the Company's
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business with the supplier, and are not merely incidental to the performance of the Retired Executive's other job duties.

    This re-employment prohibition may be waived if the proposed employment advances the strategic interests of the Company or is otherwise determined to be in the best interests of the Company provided that, under the waiver, the employment arrangement does not permit the Retired Executive to perform 50% or more of a full-time position and such Retired Executive receives less than 50% of any compensation earned during the final three full calendar years of employment (or if less, such lesser period). Requests for reemployment of a Retired Executive may be reviewed by (i) for a Retired Executive employed at a Leadership Level of LL5 through LL3 prior to Separation From Service, the Director of Personnel Relations and Employee Policies (or, in the event of a change in title, such director’s functional equivalent), (ii) for a Retired Executive employed at a Leadership Level of LL2 prior to Separation From Service, the Director of Personnel Relations and Employee Policies, the Group Vice President, Human Resources & Corporate Services, and the Executive Personnel Committee (EPC) (or, in the event of a change in title or name, such officer’s functional equivalent), or (iii) for a Retired Executive employed at a Leadership Level of LL1 prior to Separation From Service, the Compensation Committee. The Retired Executive shall furnish such information about the proposed reemployment as is reasonably requested to evaluate the request. Said individuals, the EPC, and/or the Compensation Committee who are authorized to review requests for re-employment shall have sole and absolute discretion to determine whether the request for reemployment violates this provision and any such determination is final and binding on all parties and is not subject to further review.

    In the event a Retired Executive becomes reemployed in violation of this Section without obtaining a waiver, the Company may take such action, other than suspending payment of Select Benefits, as is reasonably necessary, in the Company's sole discretion, to enforce the provisions of this Section. Such action may include forfeiting a Retired Executive's Select Benefits if the Retired Executive becomes employed by a sole or single source supplier to the Company, or employed by any supplier of the Company if the responsibilities of the Retired Executive relate primarily to the Company's business with the supplier, and are not merely incidental to the performance of the Retired Executive's other job duties, and the Retired Executive did not obtain a determination that such employment does not violate this Section or a waiver of the reemployment condition prior to commencing such employment.

    Notwithstanding anything in this Section to the contrary, no determination or waiver shall permit reemployment if such reemployment would result in adverse tax consequences to the Retired Executive under Code Section 409A.

8.07Select Benefits Not Funded. The Company's obligations under this Plan shall not be funded. Select Benefits under this Plan shall be payable only out of the general funds of the Company.

8.08Continuing Plan. The Plan shall be an ongoing Plan and shall be made available at the discretion of the Company. The Company may designate certain periods within a calendar year in which offers of Select Benefits may be made and may
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provide that no offers of Select Benefits may be accepted before or after designated dates within a calendar year. The Company also may limit the offer of Select Benefits to those within a designated salary roll or band. Select Benefits may be combined with additional types of termination incentives or separation programs upon the direction of the Company. Provisions of such other termination incentives or separation programs are not governed by the terms of this Plan.

8.09Governing Law. Except as otherwise provided under Federal law, the Plan, and all rights thereunder, shall be governed, construed and administered in accordance with the laws of the State of Michigan.

8.10Amendment or Termination. The Company shall have the right to amend, modify, discontinue or terminate this Plan, in whole or in part, at any time, without notice; provided, however, that no distribution of Select Benefits shall occur upon termination of this Plan, unless applicable requirements of Code Section 409A have been met. Notwithstanding anything to the contrary herein, benefits payable under this Plan remain subject to the claims of the Company’s general creditors at all times.

8.11Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable Retirement Plans.

8.12No Alienation of Benefits. An Eligible Executive may not assign or alienate any Select Benefits, and the Plan will not recognize a domestic relations order that purports to assign any Select Benefit to another person.

8.13Recovery of Overpayment. Any individual shall repay promptly any and all Select Benefits received by the individual to which the individual is not entitled. Written notice of any overpayment, the amount owed and actions that may be taken in connection with the overpayment will be sent to the individual. If an individual fails to make timely repayment, this Plan shall proceed to recover the overpaid amount. This Plan reserves the right to initiate formal recovery action through the use of a collection agency or through any applicable legal proceedings.

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Section 9. Code Section 409A

(a)All benefits provided under the Plan are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure benefits provided under the Plan are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder.

(b)In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of Select Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral of any Plan benefits under Code Section 409A.

(d)In the event a Retired Executive who is receiving or is entitled to receive, Select Benefits is reemployed following a Separation From Service, distribution of any Select Benefits shall not cease or be deferred upon such Retired Executive's reemployment.
(e)After receipt of any benefits under the Plan, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Executive, Eligible Surviving Spouse, beneficiary, or other person shall have any further claims against the Plan or the Company with respect to Plan benefits.

Section 10. Claim for Benefits

10.01    Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the Plan Administrator. If a claim for benefits or participation is denied in whole or in part by the Plan Administrator, the claimant will receive written notification within 90 days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the claimant. If the Plan Administrator determines that an extension of time to consider a claim and render a decision is needed, written notice of the extension shall be furnished to the claimant as soon as practical.
10.02    Review of Denial of Claim. In the event that the Plan Administrator denies a claim for benefits or participation, the claimant may request a review by filing a written appeal. If the appeal is from an active Leadership Level One employee, a Named Executive Officer or any individual who, at any time, shall have been a member of the Board of Directors, the appeal will be heard by the Compensation Committee. If the appeal is from any other appellant, the appeal will be heard by the Committee. All appeals must be filed within sixty (60) days of the date of the written notification of denial. The appeal will be considered and a decision shall be rendered within 90 days from the date the appeal is received. Under special circumstances, an extension of time to consider the appeal and render a decision may be needed, in which case a decision shall be rendered as soon as practical. In the event such an extension of time is needed to consider the appeal and render a decision, written notice of such time extension shall be provided to the appellant.

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10.03    Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the appellant. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

10.04    Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claim and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the date of the denial of the appeal. No other action may be brought against the Plan more than six (6) months after the date of the last action that gave rise to the claim.
10.05    Venue. An individual shall only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan.

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Appendix A
Special Select Benefits

Named Executive Officers

Section 1. Special Select Benefits Based on Notional Service and Salary

Special Select Benefits will be provided to each Eligible Executive listed in Subsection 1.05 below for the period of time during which such Eligible Executive did not receive a cash base salary from the Company by determining the Select Benefits that otherwise would have been provided to such Eligible Executive for such period using notional service and salary as follows; provided that, in no event shall an Eligible Executive receive both Select Benefits and Special Select Benefits for the same period of service. For purposes of determining the benefits described in this Appendix, the Freeze Date is determined after including the notional years of service. For Separations From Service after the Freeze Date, in no event shall the Eligible Executive receive benefits under this Plan based on years of service earned or salary paid after the Freeze Date.

1.01    Contributory Service. Contributory Service, if any, for each such Eligible Executive for any period of time during which the Eligible Executive did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the contributory service the Eligible Executive would have accrued had the Eligible Executive participated in the GRP on a contributory basis during such period of time.

1.02    Credited Service. Credited Service, if any, for each such Eligible Executive for any period of time during which the Eligible Executive did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the service the Eligible Executive would have accrued had the Eligible Executive participated in, and accrued credited service under, the GRP during such period of time.

1.03    Monthly Base Salary. Monthly Base Salary for each such Eligible Executive shall be determined by the Committee, in its sole discretion, based on a notional monthly base salary for the period of time during which the Eligible Executive did not receive a cash base salary.

1.04    Final Average Monthly Salary. Final Average Monthly Salary for each such Eligible Executive shall be determined by the Committee, in its sole discretion, based on a notional monthly base salary for the period of time during which the Eligible Executive did not receive a cash base salary.

1.05    Affected Eligible Executives. The following Eligible Executive’s Special Select Benefits shall be determined in accordance with this Section:

William Clay Ford, Jr.

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